SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

ITEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code     (425) 463-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 15, 2016, ITEX Corporation (“ITEX”) and Eastgate Bellevue Holdings, LLC executed a lease agreement whereby ITEX will lease new premises consisting of approximately 3,379 square feet of office space on the first floor of the building commonly known as the Commons on 90, located at 15900 SE Eastgate Way, Suite 100, Bellevue, Washington 98008. The office space will be used as ITEX’s executive offices and corporate facilities.

The term of the 66-month lease is scheduled to commence on September 15, 2016, and expire on March 31, 2022, subject to the completion of certain tenant improvements.  The monthly base rent for the lease is $6,617 initially, increasing to $7,744 the fifth year.  ITEX is also responsible for a proportionate share of basic operational expenses relating to its use of the building, estimated to be approximately $2,675 monthly.  ITEX has an option to extend the lease term once, for a five-year period, at the fair market rental price at the time of the extension. ITEX’s current lease expired on April 2015, and ITEX has operated on a month-to-month basis since that time.

The foregoing is a summary description of the terms and conditions of the lease agreement and by its nature is incomplete.  It is qualified in its entirety by reference to the lease agreement, which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Lease dated as of June 10, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

Date: June 17, 2016

	By:	/s/ Steven White
Steven White
Chief Executive Officer

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